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                                                                    EXHIBIT (12)

                          CONSUMERS ENERGY CORPORATION
                       Ratio of Earnings to Fixed Charges
                              (Millions of Dollars)


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                                                 Nine Months
                                                    Ended
                                                September 30,
                                                    2001        2000          1999         1998           1997        1996
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
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Earnings as defined:
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Net income                                          $  88        $ 304        $ 340        $ 349(b)        $ 321        $ 296
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Net income (loss) after preferred dividends         $  57        $ 268        $ 313        $ 312(b)        $ 284        $ 260
    And distributions
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Income taxes                                           41        $ 148          172          158             152          150
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Exclude equity basis subsidiaries                     (32)         (57)         (50)         (50)            (49)         (42)
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Distributed income of equity investees                  8           10           10           12
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Fixed charges as defined, adjusted to
  exclude capitalized interest of $4, $2, $0,
  $1, $1 and $2 million for the six months
  ended June 30, 2001 and for the years ended
  December 31, 2000, 1999, 1998, 1997 and
  1996, respectively                                  149          194          192          185             182          175
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Earnings as defined                                 $ 254        $ 599        $ 664        $ 654           $ 606        $ 579
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Fixed charges as defined:
Interest on long-term debt                          $ 111        $ 141        $ 140        $ 138           $ 138        $ 139
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Estimated interest portion of lease rental              8           11           11           10               9            9
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Other interest charges                                 35           44           41           38              36           29
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Fixed charges as defined                            $ 154        $ 196        $ 192        $ 186           $ 183        $ 177
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Ratio of earnings to: (a)
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 Fixed charges                                       1.65         3.06         3.46         3.16(c)         3.31         3.27
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Fixed charges & preferred dividends                  1.37         2.57         2.99         2.52(d)         2.61         2.54
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NOTES:

(a) For purposes of computing the ratio, earnings represent net income before income taxes, net interest charges and the estimated interest portions of lease rentals, plus distributed income of equity investees less earnings from minority interests of equity investees. Earnings for the ratio of earnings to fixed charges and preferred stock dividends also includes the amount required to pay distributions on preferred securities and the amount of pretax earnings required to pay the distributions on outstanding preferred stock.

(b) Includes a pre-tax $66 million increase due to a one-time change in method of accounting for property taxes.


(c) Excludes a cumulative effect of change-in-accounting, after-tax gain of $43 million; if included, ratio would be 3.52.

(d) Excludes a cumulative effect of change-in-accounting, after-tax gain of $43 million; if included, ratio would be 2.81.